Exhibit 10.1

Bentley Pharmaceuticals, Inc.

Executive Officer	2005 Base Salary	2005 Target Bonus (% of Base Salary)(1)	2005 Stock Option Award(2)
James R. Murphy Chairman, President and CEO	$625,000	60%	150,000

Adolfo Herrera Managing Director of European Subsidiaries	€335,000	50%	70,000

Michael D. Price Vice President, Chief Financial Officer, Secretary and Treasurer	$300,000	40%	50,000

(1)  The target bonus opportunity can be exceeded by up to 50% of the target for performance above target, or reduced down to 50% or even zero for performance below target. For example, an executive with a target bonus of 50% who has outstanding performance can receive a bonus of as much as 75% of base salary.

(2)  2005 stock option awards vest in three equal installments on each of the first three anniversaries of the date of grant.